EXHIBIT 8

List of Principal Subsidiaries

Our principal subsidiaries at September 30, 2002 were as follows:

Country of incorporation Name of subsidiary

England, Scotland and Wales

Birchwood Park Estates Limited

Caledonian Land Properties Limited

English Property Corporation Limited

FOC Holdings Limited

Iceni Estates Limited

MEPC Developments Limited

MEPC Holdings Limited

MEPC Investments Limited

MEPC Leavesden Limited

MEPC Projects Limited

MEPC UK Holdings

MEPC UK Limited

MEPC Milton Park Limited

The Metropolitan Railway Surplus Lands Company Limited

PSIT Limited

Threadneedle Property Company Limited

The Netherlands Metropolitan Estate and Property International NV United States MEPC Finance Inc. MEPC International Capital, L.P. MEPC US Holdings Inc.

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